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                                                                     EXHIBIT 5.1


                           KELLEY DRYE & WARREN LLP
                              Two Stamford Plaza
                            281 Tresser Boulevard
                         Stamford, Connecticut 06901
                                (203) 324-1400

                                          July 7, 1999

Board of Directors
UCAR International Inc.
3102 West End Avenue, Suite 1100
Nashville, Tennessee  37203

Ladies and Gentlemen:

         We have acted as special counsel to UCAR International Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 544,845 shares (the "Shares") of the Company's common stock, par value $.01 per share, issuable pursuant to the UCAR International Inc. Management Stock Option Plan, as amended and restated through September 29, 1998 and the UCAR International Inc. 1996 Mid-Management Equity Incentive Plan, as amended (together, the "Plans"). In connection therewith, the Company will file a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"). As such special counsel, you have requested our opinion as to matters described herein relating to the issuance of the Shares.

         In connection with the delivery of the within opinion we have examined: the Plans; the Company's Amended and Restated Certificate of Incorporation, as in effect on the date hereof; the Company's Amended and Restated By-Laws as in effect on the date hereof; minutes of the Company's corporate proceedings, as made available to us by officers of the Company; an executed copy of the Registration Statement, and all documents incorporated by reference therein and exhibits thereto, in the form filed or to be filed with the Commission; and such matters of law deemed necessary by us in order to deliver the within opinion. In the course of such examination, we have assumed the genuineness of all signatures, the authority of all signatories to sign on behalf of their principals, if any, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to certain factual matters, we have relied upon information furnished to us by officers of the Company.

         Based on the foregoing and solely in reliance thereon, it is our opinion that the Shares have been duly authorized and, when issued and paid for as contemplated by the Plans, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our firm included in the Registration Statement as of the date hereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                       Very truly yours,

                                       KELLEY DRYE & WARREN LLP




                                       By:      /s/ M. Ridgway Barker
                                          --------------------------------------
                                                A Partner